                                                                    EXHIBIT 14.2

                       CODE OF BUSINESS CONDUCT AND ETHICS
                                       OF
                        HOME PROPERTIES OF NEW YORK, INC.
                  AND ITS AFFILIATED COMPANIES (THE "COMPANY")

This Code of  Business  Conduct  and Ethics  ("Code of  Ethics")  of the Company
embodies  the  Company's  commitment  to  continue  to conduct  our  business in accordance  with the highest ethical  standards.  All employees and directors of the Company are expected to follow those  policies and  principles  set forth in this Code of Ethics that apply to them.  The purposes of this Code of Ethics are to:

-    Further our Company's culture of honesty and accountability.

-    Promote  honest and ethical  conduct,  including  the  ethical  handling of actual or apparent  conflicts of interest between personal and professional relationships.

-    Promote  full,  fair,  accurate,  timely and  understandable  disclosure in reports  required  to be  filed  and  other  public  communications  by the
     Company.

-    Promote compliance with applicable governmental rules and regulations.

-    Provide mechanisms to report unethical conduct.

This Code of Ethics is not  intended  to cover every  applicable  law or provide answers  to all  questions  that  might  arise;  for that,  we must rely on each person's  sense of what is right.  It is also  expected  that all  employees and directors  will seek advice and  guidance on the  appropriate  course of conduct when they experience a potential violation of these policies and principles.

A.   CONFLICTS OF INTEREST

It is the Company's policy and expectation that all employees and directors will take actions and make decisions giving primary importance to the Company and its shareholders.  A "conflict of interest" arises when your private  interests come into conflict with the interests of the Company.  A conflict situation can arise when you take  actions  or have  interests  that  make it  difficult  for you to perform your work  objectively  and  effectively,  or when you receive  improper personal  benefits as a result of your  position in the Company.  You must avoid situations  which  might  cause  you to place  your  own  interests  above  your obligations to the Company.  For purposes of this Code of Ethics, your interests shall  include the  interests  of your family,  which  obviously  includes  your spouse, children and stepchildren,  parents, stepparents,  siblings, mothers and fathers-in-law,  sons and daughters-in-law and brothers and sisters-in-law,  but also includes less immediate family members such as cousins, aunts and uncles.

Some specific conflicts of interest are described below. However, this list does not  and is not  intended  to  cover  every  conflict  of  interest.  There  are additional  specific  conflicts  of  interests  that can  exist by nature of the ownership  by some  directors  and  officers of the Company of  interests in our operating partnership,  Home Properties, L.P. and in other entities whose assets are managed by the Company.  Specific  policies  relating to those conflicts are included within a separate policy attached to this Policy as Appendix A.

If you are unsure  whether  your  particular  circumstances  are a  conflict  of interest,  you should  disclose  your  situation to the  appropriate  person and request guidance.  The appropriate persons to whom disclosure should be made (an
"Appropriate  Company  Representative")  are as follows:  for  employees  in the corporate  office,  your  supervisor,  Internal  Audit  Manager  or the  General
Counsel;  for employees outside the corporate office, your supervisor,  Regional
Leader,  Internal Audit Manager or the General Counsel;  and for directors,  the
Chair of the  Nominating/Corporate  Governance Committee or the General Counsel.
Contact information is listed at the end of this Code of Ethics.

     1.   Corporate Opportunities.

     You are  prohibited  from taking for yourself  personally or telling others about any  opportunity  which you learned of because of your  position with the Company and which you know or could reasonably  expect that the Company would be  interested  (unless  the  Company  has  decided not to pursue the opportunity).  For example,  in  connection  with your job, you hear that a particular  apartment  community (of a type normally sought by the Company)
     is for sale. It is against this policy for you to advise your brother,  who owns a real estate company,  about the  opportunity  without first advising someone at the Company of the opportunity.

     In addition, you may not:

     -    use Company property,  information or position for personal  financial profit; or

     -    compete  with  the  Company  generally  or with  respect  to  specific transactions or opportunities.

     2.   Transactions with or Ownership of Vendors

     Doing personal business with the Company's vendors, suppliers, contractors, or customers  (collectively,  "Vendors") creates  opportunities for serious conflicts of interest.  In dealing with Vendors, you must make decisions in the best  interests of the Company and its  shareholders  without  favor or preference.

     You may not use the Company's  relationship or influence with any Vendor to achieve a personal,  individual  gain which is not  available  generally to employees  of the Company.  Accordingly,  any  personal  transactions  with
     Vendors  should  generally  be on arms'  length price and terms (a discount available to all employees is acceptable).

     You and any member of your  immediately  family may not own a "significant"
     interest  in a Vendor  with  which the  Company  does  business  unless the relationship  has been disclosed to and approved by an Appropriate  Company
     Representative.  A significant interest is one that is so substantial as to interfere  with your  exercise  of  judgment  in the best  interest  of the
     Company.

     Special  rules  relating to disclosure  and approval of any such  conflicts involving the officers and directors of the Company are included in Section
     E of this Code of Ethics.

     3.   Hiring Relatives

     Hiring a member of your immediate  family as an employee of the Company can result in many conflicts, both personal and professional.  You should never hire a member of your  immediate  family to work with or for you unless you have disclosed the  relationship to an Appropriate  Company  Representative and received their prior approval.

     4.   Gifts

     You may not receive  benefits,  favors,  gifts,  entertainment  or costs of travel  ("Gifts")  from  Vendors or others  which might  conflict  with the proper  performance of your job  responsibilities  or which might adversely affect  your  independent  judgment on behalf of the  Company.  The Company discourages  you from  receiving  Gifts,  as it may be  misconstrued  as an attempt to influence your business decisions.

     Gifts of insubstantial value (i.e., less than $50) are permitted,  provided they are given as a gesture of professional friendship and do not involve a
     Company commitment to transact business.  Gifts having a value in excess of
     $50 but less  than $250 may be  permitted  with the  prior  approval  of an
     Appropriate  Company  Representative.  In cases  where the nature of such a
     Gift permits, you should donate the Gift to charity or share it within your department  or working  group.  You should never accept a Gift of cash or a
     Gift offered in return for or in expectation of corporate business.  If you are unsure  whether the receipt of a Gift would  violate this  policy,  you should  consult with an  Appropriate  Company  Representative.  You may not solicit  Gifts from Vendors or anyone  else.  The Company  recognizes  that
     occasional   entertainment   or  meals  may  be   incidental   to  business
     relationships of value to the Company; however, such hospitality by Vendors or others  should not be  excessive  or unusual in nature and you should be satisfied that such  hospitality  is consistent  with the best interests of the Company.

     5.   Outside Employment or Activities

     Full-time employees may not participate in outside business activities that conflict with your ability to devote your full-time  conscientious  efforts to the business of the Company.  Employment outside and in addition to your job at the  Company  must be reported  to and  approved  by an  Appropriate
     Company Representative.

     The Company is  committed to  maintaining  good will and being a good civic neighbor  and  encourages  employees  and  directors  to serve on nonprofit boards and in other volunteer capacities.  You must report your interest in serving as a director or in another  capacity for a  non-profit  (or other)
     organization  with which the  Company is involved  in a  transaction  to an
     Appropriate  Company  Representative  who  will  review  the  situation  to determine  if it will  impair  your  independence  or  otherwise  create  a conflict of interest.

     The  Company  does  not  make  contributions  to  political  candidates  or political  parties  except as permitted by  applicable  law. The  permitted exceptions  are very  limited,  however,  nothing shall prevent the Company from advocating a position,  expressing a view or taking other  appropriate action with respect to any legislative or political  matters  affecting the
     Company  or  its  interests.  The  Company  also  considers  that  employee participation in our political system by voting,  contributing  financially to candidates or political parties of one's choice,  speaking out on public issues,  and being active in civic and  political  activities is important.
     Accordingly,   nothing  in  this  Code  of  Ethics  prevents  or  restricts individual  directors or  employees  from  engaging in political  activity,
     making   political   contributions,   expressing   views  or  taking  other
     appropriate action on any political or legislative matter. It is important, however, that you clearly distinguish your personal views from those of the
     Company,  unless you are specifically authorized by the Company to speak on its behalf. Your conduct must also not give the impression that any benefit to the Company is sought or desired.

     It is  inappropriate  to solicit or demand from other  employees  political contributions  or contributions  to any other  organization  during working hours on the Company premises,  or to use Company equipment or resources in connection  with any such  solicitations.  An exception to this rule is the
     Company sponsored  solicitation of contributions by employees in connection with  annual  United Way  campaigns.  The  offering by  employees  to other employees of the opportunity to purchase candy, cookies or similar items or to sponsor a  participant  in a  walk-a-thon  or similar event to benefit a
     non-profit   organization  such  as  scouting,   school  sports  or  health
     organizations also does not violate this policy.

     6.   Loans

     No new loans will be made to employees or  directors,  nor will the Company guarantee any personal loans of employees or directors.

     7.   Disclosure of Conflicts

     In many cases, it may be possible to avoid a potential conflict of interest by making full  disclosure to the Company as soon as you realize a conflict may exist.  It may be  possible  for you and the Company to find a solution which would allow you to proceed,  while  still  protecting  the  Company's interests.  If you are in doubt,  disclose the situation to an  Appropriate
     Company Representative.

     As soon as you find that you have an interest which might conflict with the proper performance of your duties or  responsibilities  to the Company,  or which might tend to adversely affect your independent judgment on behalf of the Company,  or if you are unsure  whether your situation is a conflict of interest,  you  must  disclose  the  situation  to an  Appropriate  Company
     Representative.

B.   PROPER USE AND PROTECTION OF COMPANY ASSETS

     1.   General

     All  employees  should  protect  the  Company's  assets  and  ensure  their efficient use. Theft,  carelessness and waste have a direct negative impact on the  Company's  profitability.  All  Company  assets  should be used for legitimate  business  purposes,  with any  personal  use  limited  to those
     approved   by   specific   Company   policy  or  an   Appropriate   Company
     Representative .

     2.   Fraud

     One of the  functions  of the  Internal  Audit  team  is to  detect  fraud, misappropriation,  accounting irregularities or other activities not in the best interests of the Company, its shareholders or our residents.  Internal
     Audit has primary  responsibility  for  investigating  reports of suspected fraudulent  activities,  which are handled on a confidential  basis. If the investigation  reveals that fraudulent  activities have occurred,  Internal
     Audit will issue reports to senior  management,  and to the Audit Committee of the Board of Directors.

     Potentially   fraudulent   transactions   include,    without   limitation,
     embezzlement,  forgery,  alteration of checks and other  documents,  theft, misappropriation  or  conversion  to  personal  use of  Company  assets  or information, and falsification of records.

     3.   Confidentiality

     We strive to protect the  confidentiality  of our  residents'  personal and financial information. You may disclose such information only when required by law or when  disclosure is in the best interests of the Company.  If you receive a subpoena  or face a  situation  which  calls for you to  disclose confidential information,  consult the Legal Department prior to disclosing any information.  In addition, one of the Company's most valuable assets is the  information  gathered and developed in the management and operation of its business, as well as in the review of potential new acquisitions.  Some of this information is not known to the public or our competitors, and each of you  must  safeguard  and  keep  private  all  Company  proprietary  and
     confidential  information  and  trade  secrets.   Confidential  information
     includes,  generally,  all non-public  information  that might be of use to competitors  of the  Company  or, if  disclosed,  might be  harmful  to the
     Company, its shareholders or our residents.

     4.   Fair Dealing

     One of our Company's other greatest  assets is its  reputation.  You should never speak in a negative  fashion about the Company to any of our vendors, residents,  shareholders,  partners, competitors,  employees or others with whom you deal. You should also always treat fairly all Vendors,  residents, shareholders,  partners,  competitors,  employees  and others with whom you deal.  No one  should  take  unfair  advantage  of a Vendor or anyone  else
     through  manipulation,   concealment,   abuse  of  privileged  information,
     misrepresentation  of material facts, or other unfair dealing practice.  In deciding among  competing  Vendors,  weigh all material facts  impartially.
     Seek to buy from approved Vendors at the lowest  permissible cost,  keeping in mind the requirements for quality,  performance and the Vendor's ability to meet your timeframe.

C.   COMPLIANCE WITH INTERNAL AND DISCLOSURE CONTROLS

     As a public company,  it is of critical importance that we follow practices designed to promote full, fair, timely and understandable disclosure in all of the  Company's  filings  with the SEC and in press  releases  and  other public  disclosures.  Many  employees,  whether  they  are  site  employees entering data, bookkeepers,  or senior financial officers, are important to the process of  compiling  accurate  and  complete  information  from which reports are prepared.  We expect you to take this responsibility  seriously and to  provide  prompt,  accurate  answers  to  inquiries  related  to the
     Company's public disclosure requirements.

     The Company has adopted a system of internal controls that must be strictly adhered to by all employees  providing  financial and business  transaction information  to and within the  Company.  These  internal  controls are the backbone of the integrity of the Company's  financial records and financial statements.

     All Company funds,  assets and disbursements  shall be properly recorded in the  appropriate  records and books of account.  All  directors,  officers, employees  and other  persons are  prohibited  from  directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. It is expressly against Company policy to directly or indirectly  manipulate an audit or to destroy or tamper with any record, document  or  tangible  object  with the  intent to  obstruct  a pending or contemplated audit, review or federal investigation.

     As mentioned above, the Company has developed  internal control  procedures to ensure  compliance  with the above.  You are  encouraged to bring to the attention of your supervisor or Internal Audit any changes that you believe may help improve the Company's internal controls.

D.   COMPLIANCE WITH LAWS

     1.   Generally

     The Company is committed to compliance with applicable  federal,  state and local  laws and with  applicable  rules  and  regulations  of  governmental agencies,  stock  exchanges on which the Company's  shares are listed,  and other regulatory agencies (collectively,  "Laws"). You should strive at all times to  comply  with all Laws in  connection  with  your  service  to the
     Company.

     If you are unsure  whether a particular  action would  violate a Law, or if you become aware of a violation of a Law, you are  encouraged  to report it to the Internal Audit Manager or the General Counsel.

     The Company has adopted several internal compliance controls to help ensure compliance with Laws and to identify and deal with any potential  problems.
     For example, the Company's Risk Management Department develops Company-wide risk management programs including employee and property safety, identifies potential  exposure  based on loss  data  tracked  by the  department  and, together with the Legal Department,  manages claims and monitors  lawsuits.
     The Director of Risk Management reports to the Company Treasurer to promote proper reporting and disclosure of liabilities and contingencies. Employees attend  classes  given by the  Company's  Education  Department  where they receive  guidance on, among other topics,  Fair Housing Laws.  The Internal
     Audit  Department  handles or coordinates  both  scheduled and  unscheduled audits of practices at individual  apartment  communities.  These and other internal  control  processes  help the  Company  ensure that we comply with applicable Laws.

     2.   Insider Trading

     It is the  Company's  policy to  protect  shareholder  investments  through strict  enforcement of the  prohibition  against insider trading in federal securities  laws and  regulations.  Employees  and directors may not buy or sell Company stock while they have material  information  about the Company that is not publicly known. Inside information includes, but is not limited to, knowledge of pending Company business  transactions,  corporate finance activity,  mergers or  acquisitions,  unannounced  earnings  and  financial results and other  significant  developments  affecting the Company.  It is illegal  to buy or sell the  stock of any  company  when you have  material nonpublic  information about that company. You should not buy or sell stock of another  company which has been targeted for  acquisition by the Company or which is engaged in a material  nonpublic  transaction  with the Company without  first  obtaining the approval of the General  Counsel.  It is also illegal to "tip" or share material nonpublic  information about the Company with any outsiders (including family members).  If you have questions about whether  you have  material  nonpublic  information,  contact  the  General
     Counsel before buying or selling Company stock. It is generally  acceptable for an employee to purchase stock pursuant to the 401-K plan so long as you do not change your participation  while in possession of material nonpublic information.  Insider  trading is both  unethical  and  illegal and will be dealt with firmly.

     The directors and certain high level employees designated as "insiders" may only buy and sell Company stock during certain designated quarterly trading windows or with prior  permission  of the  General  Counsel.  In  addition, executive  officers and directors are subject to other  securities laws and regulations  prohibiting  profiting  on  transactions  within  a  six-month period. Those individuals are also required to file a trading plan with the
     Company at least thirty days prior to selling any Company stock.

E.   WAIVERS

Waivers to the  policies  set forth in this Code of Ethics may be granted to any
employee  or  director   provided   that  only  the   directors   and  Corporate
Governance/Nominating  Committee of the Board of Directors  may grant waivers to directors and executive officers.  Waivers to any other employees may be granted only by an Appropriate Company  Representative with whom the applicable employee has  consulted or to whom the employee has  disclosed any violation or potential violation of this Code of Ethics.

A waiver granted to any employee shall be promptly  reported by the  Appropriate
Company  Representative  granting  the  waiver to the  General  Counsel  and the
Internal Audit Manager.  A waiver granted to any Executive Officer or a Director shall be promptly  disclosed as required by the rules and regulations of the New
York Stock Exchange and any applicable securities laws.

The  Company's  Articles  of  Amendment  and  Restatement  of  the  Articles  of
Incorporation  contain  special  rules  regarding  an  officer's  or  director's interests in contracts or other transaction with the Company. To summarize:  any director or officer and any entities  with which they are  affiliated  may enter into  contracts with the Company so long as: (a) The Board of Directors has been informed of the  connection and a majority of the  disinterested  directors have approved the contract;  (b) if the matter is subject to a shareholder  vote, the shareholders  have been  informed of the  connection  and the  contract has been approved by a vote of the  majority of  disinterested  shareholders;  or (c) the contract is fair and reasonable to the Company.  The interested  director may be counted in determining  the existence of a quorum at any meeting of the Board of
Directors where such a contract is to be voted on.

F.   DUTY TO REPORT

Each  director  and  employee has a duty to adhere to this Code of Ethics and to report to an Appropriate Company Representative any suspected violation. Failure to report a  violation  can by  itself,  depending  on the  circumstances,  be a violation of this Code of Ethics.

For anyone who desires to report ethical, legal or other violations of this Code of  Ethics  or other  Law or  Company  policy  (anonymously,  confidentially  or otherwise),  please  contact any of the following  (contact  information  is set forth at the end of this Code of Ethics):

     (1) Internal Audit Manager;

     (2) General Counsel; or

     (3) Hotline 1-877-888-0002.

Directors may also contact the Chairman of the  Corporate  Governance/Nominating
Committee. Contact information is set forth at the end of this Code of Ethics.

The Company's  contract requires the Hotline to communicate  concerns  regarding accounting,  internal  accounting controls and other accounting matters directly to the Chairman of the Audit  Committee of the Board of  Directors.  The Hotline
will  communicate  other  matters,  depending  on the nature of the  matter,  to appropriate management personnel or non-management directors.

It is the right and duty of every  director and employee to report in good faith any violation or suspected  violation of this Code of Ethics without risk to job status or position by reason of such report. The Company shall attempt to ensure that each  person to whom a report is made or from whom  advice is sought  shall use every  reasonable  means available to keep  confidential the identity of any director or employee  who  requests  such  protection.  Some  disclosure  may be required  to  investigate  the report and act upon it.  Further,  a director  or employee who in good faith reports a possible violation of this Policy shall not be subject to discipline or otherwise  retaliated  against or disadvantaged with respect to his or her position  with or employment by the Company as a result of such good faith reporting.

G.   CONSEQUENCES OF VIOLATION.

Any  violation  of this  Code of  Ethics,  applicable  laws and  regulations  or principles  of  ethics  set forth in this Code of  Ethics  will be  grounds  for disciplinary  action or discharge from  employment for employees and for removal from the Board of  Directors  for  directors.  Violations  may also  subject the employee, former employee, director or former director to civil liability and/or criminal  prosecution  under  applicable  law.  Any  director or employee of the
Company who authorizes or permits  another to engage in a violation will also be subject to disciplinary action, dismissal, and/or other penalties.

H.   CONTACT INFORMATION FOR APPROPRIATE COMPANY REPRESENTATIVES

     1.   Internal Audit Manager

          Kristen Duckles
          Internal Audit Manager
          Home Properties of New York
          850 Clinton Square
          Rochester, NY 14604
          (585) 295-4203
          Fax: (585) 546-5433
          Email: kristeTi@homeproperties.com

     2.   General Counsel

          Ann M. McCormick
          Home Properties of New York
          850 Clinton Square
          Rochester, NY 14604
          (585) 246-4105
          Fax: (585) 232-3147
          Email: ann@homeproperties.com

     3.   Hotline

          1-877-888-0002

     4.   Chairman of the Corporate Governance/Nominating Committee

          William Balderston
          Please contact Ann McCormick (see above) for
          Mr. Balderston's contact information.

                                   APPENDIX A
                        HOME PROPERTIES OF NEW YORK, INC.
                      CONFLICT OF INTEREST POLICY STATEMENT
                        RELATING TO PARTNER INTERESTS IN
                      HOME PROPERTIES OF NEW YORK, L.P. AND
                               MANAGED PROPERTIES

This Conflict of Interest  Policy  Statement  applies to all of the officers and directors of Home Properties,  Inc. and its affiliates ("Home Properties" or the
"Company") who have partner  interests in Home Properties,  L.P. (the "Operating
Partnership")  or  ownership  interests  in  properties  that are managed by the
Company.

A.   ADDITIONAL POLICY

This policy is in addition to the  policies set forth in the  Company's  Code of
Business Conduct and Ethics.

B.   INTERESTS IN THE OPERATING PARTNERSHIP

Certain officers and directors of the Company own limited  partnership  units in the Operating  Partnership.  The sale or  refinancing  of some of the properties owned by the Operating  Partnership may therefore have certain tax  consequences with respect to those officers and directors, which consequences may differ from those  of the  Company  and  its  stockholders  with  respect  to the  sale  and refinancing of certain properties owned by the Operating Partnership.

It is the company  policy that any  director who owns  partnership  units in the
Operating  Partnership  shall not be  entitled  to vote on any matter  affecting certain properties the sale or refinancing of which would personally affect that director  if the  matter  to be  voted on would so  affect  that  director.  The interested  director may be counted in determining  the existence of a quorum at any meeting of the Board of Directors at which such a matter is to be voted on.

It is also the  company's  policy  that any  officer or  director  who owns such partnership  units in the  Operating  Partnership  shall  report to the  General
Counsel of the Company on each and every  occasion when such officer or director is making a decision in their  capacity as an officer or director of the Company and feels  that their  position  as a partner of the  Operating  Partnership  is having,  or might be construed as having,  an effect on that  decision.  In such event, the General Counsel shall consult with the notifying  officer or director as to how best to handle the  conflict of interest and shall  determine  whether and how to involve any or all of the Company directors in the situation.  In the event the General  Counsel is  involved  in such a conflict,  he or she shall so notify the Chairman or President of the Company.

In addition,  annually, at the meeting of the Audit Committee held in or nearest the month of May, the Audit Committee of the Board of Directors shall review the status of the ongoing  business  conflicts,  including a review of the status of the  certain  properties  owned  by  the  Operating  Partnership,  the  sale  or refinancing of which would affect the officers and directors who are partners of the Operating Partnership. The Audit Committee shall thereafter make a report to the Board of Directors  at the next meeting of the Board of Directors  following the Audit Committee meeting.

C.   MANAGED PROPERTIES

Certain  officers and  directors of the Company have a  significant  interest in some of the properties  managed by the Company and its affiliates  (the "Managed
Properties").  Those  officers  and  directors  may have  conflicts  of interest between their  fiduciary  obligations to the  partnerships  that own the Managed
Properties and their obligations to the Company.

It is the company  policy that any  director who holds an interest in one of the
Managed  Properties  shall not be entitled to vote on any matter  affecting  the
Managed  Properties  in which they hold an interest if the matter to be voted on would personally affect the director.  The interested director may be counted in determining  the  existence of a quorum at any meeting of the Board of Directors at which such a matter is to be voted on.

It is also the company's  policy that any officer or director who owns interests in the Managed  Properties shall report to the General Counsel on each and every occasion when such officer of director is making a decision in their capacity as an officer or directors and feels that their position as an interested holder in an entity owning a Managed Property is having,  or might be construed as having, an effect on that  decision.  In such event,  the General  Counsel shall consult with the notifying  officer or director as to how best to handle the conflict of interest  and  shall  determine  whether  and how to  involve  any or all of the company directors in the situation. In the event the General Counsel is involved in a conflict, her or she shall notify the Chairman or President of the Company.

In addition,  annually, at the meeting of the Audit Committee held in or nearest to the month of May, the Audit  Committee of the Board of Directors shall review the  status of the  property  management  conflicts,  including  a review of the status of the Managed  Properties.  The Audit Committee shall thereafter make or report  thereon to the Board of  Directors  at the next  meeting of the Board of
Directors following the Audit Committee meeting.

D.   FAILURE TO COMPLY

Failure  to  comply  with  these  policies  may  result  in the  termination  of employment or in removal of a director.  Action taken will be commensurate  with the seriousness of conduct and an evaluation of the situation.